Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Trust II, Inc. (SST II) Acquires

Las Vegas Self Storage Facility Totaling 101,400 Square Feet

LAS VEGAS – September 26, 2016 – Strategic Storage Trust II, Inc. (SST II) – which is sponsored by SmartStop Asset Management, LLC with nearly $1 billion in assets under management – recently purchased a Las Vegas self storage facility consisting of approximately 810 units, 39 of which are RV parking spaces, across approximately 101,400 rentable square feet.

“This Las Vegas facility represents the second half of a two-property transaction,” said H. Michael Schwartz, chairman and CEO of SST II. “The sister facility, which we acquired back in July, is located less than a mile away on E. Silverado Blvd., and contains a complimentary offering of unit types. Now we have a clear opportunity for referral business and co-branding.”

Located at 9890 Pollock Drive, the eleven-building facility sits on approximately 5.5 acres and is 83% occupied. Built in 2000, the facility offers climate controlled units, drive-up units and RV parking.

“This facility is located in the center of the surrounding residential trade area in a region of the city that has limited competition,” said Wayne Johnson, chief investment officer for SST II.

About Strategic Storage Trust II, Inc. (SST II)

Strategic Storage Trust II, Inc. (SST II) is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio includes approximately 41,600 self storage units and approximately 4.8 million rentable square feet of storage space.

About SmartStop Asset Management, LLC

SmartStop Asset Management, LLC is a diversified real estate company with a managed portfolio that currently includes approximately 58,700 self storage units and approximately 6.7 million rentable square feet. The company is the asset manager for 88 self storage facilities located throughout the United States and Toronto, Canada. SmartStop Asset Management is the sponsor of both SST II and Strategic Storage Growth Trust, Inc. (SSGT), a public non-traded REIT focusing on opportunistic self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.